Exhibit 99.1

FOR IMMEDIATE RELEASE

The New Home Company and Apollo Announce Completion of the Acquisition of The New Home Company

by Funds Managed by Affiliates of Apollo

SCOTTSDALE, AZ and NEW YORK, NY – September 8, 2021 – The New Home Company (NYSE: NWHM) (“NWHM” or “the Company”) and Newport Merger Sub, Inc. (the “Purchaser”), an entity controlled by funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today announced the successful completion of the previously commenced cash tender offer by the Purchaser to purchase all of the outstanding shares of common stock of NWHM.

The tender offer expired at 12:00 A.M., New York City time on September 8, 2021. As of the expiration of the tender offer, a total of 16,334,654 shares of common stock of NWHM, representing approximately 89.95% of the outstanding NWHM shares, were validly tendered into and not withdrawn from the tender offer. As of such expiration, all conditions to the tender offer have been satisfied or waived. Purchaser has accepted for payment, and expects to promptly pay for, all such NWHM shares validly tendered and not withdrawn in accordance with the terms of the tender offer.

As a result of its acceptance of the shares tendered in the tender offer, Purchaser has acquired a sufficient number of shares of the Company’s common stock to close the merger of Purchaser with and into the Company without the affirmative vote of the Company’s other stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. On September 8, 2021, Purchaser consummated the merger. In connection with the merger, the remaining outstanding shares were cancelled and automatically converted into the right to receive $9.00 per share in cash, being the same price paid in the tender offer. As a result of the tender offer and the merger, NWHM became a privately-held, indirect wholly-owned subsidiary of the Apollo Funds and the Company’s common stock ceased trading on the New York Stock Exchange.

J.P. Morgan Securities LLC is acting as financial advisor to the Apollo Funds and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Apollo. Citigroup Global Markets, Inc. served as financial advisor to the Company and Latham & Watkins LLP served as legal counsel.

About The New Home Company

The New Home Company is a publicly traded company listed on the New York Stock Exchange under the symbol “NWHM.” It is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, Arizona and Colorado. For more information about the Company and its new home developments, please visit the Company’s website at www.NWHM.com.

About Apollo

Apollo is a high-growth, global alternative asset manager. We seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid and opportunistic. Through our investment activity across our fully integrated platform, we serve the retirement income and financial return needs of our clients, and we offer innovative capital solutions to businesses. Our patient, creative, knowledgeable approach to investing aligns our clients, businesses we invest in, our employees and the communities we impact, to expand opportunity and achieve positive outcomes. As of June 30, 2021, Apollo had approximately $472 billion of assets under management. To learn more, please visit http://www.apollo.com.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the transaction between Apollo and NWHM, strategic and other potential benefits of the transaction, and other statements about Apollo’s future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described under the heading “Risk Factors” in the Company’s periodic reports on file with the U.S. Securities and Exchange Commissions (“SEC”). These statements speak only as of the date of this press release and are based on Apollo’s and NWHM’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions; changes in facts and other circumstances and uncertainties concerning the proposed transaction; and other factors set forth from time to time in NWHM’s SEC filings, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Apollo and NWHM, as applicable. Apollo and NWHM caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, Apollo does not undertake any obligation to update or revise any such forward-looking statements to reflect future events or circumstances.

Important Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell common stock of NWHM, Apollo, or any other securities. This communication is for informational purposes only.

Investor Contact:

Investor Relations

The New Home Company Inc.

(949) 382-7838

investorrelations@nwhm.com

For Apollo:

Investor Contact:

Noah Gunn

Global Head of Investor Relations

Apollo Global Management, Inc.

212 822 0540

IR@apollo.com

Media Contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

212 822 0491

Communications@apollo.com

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